Exhibit 5.1

[LETTERHEAD OF RUSSIN & VECCHI]

AU OPTRONICS CORP.	May 7, 2013

1 Li-Hsin Road 2

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Ladies and Gentlemen:

We act as your special Republic of China (“ROC”) legal counsel in connection with your filing with the United States Securities and Exchange Commission (“SEC”) a Registration Statement on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), on May 2, 2013 for the registration of the sale, from time to time in one or more offerings, of your common shares (par value NT$10 per share) (“Common Shares”), including sale of the Common Shares represented by American depositary shares (“ADSs”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of AU Optronics Corp. (the “Company”), as we have deemed necessary as a basis for the opinions hereinafter expressed, including (i) an extract from the ROC Ministry of Economic Affairs Internet accessible data base, dated May 7, 2013, showing the Company as being in existence, (ii) a photocopy of the Articles of Incorporation of the Company as last amended on June 13, 2012, (iii) photocopies of the minutes of the shareholders’ meeting of the Company held on June 13, 2012 and the minutes of the Company’s board of directors meetings held on February 18, 2013 and May 7, 2013 in relation to issuance of 79,719,958 additional ADSs (the “Additional ADSs”), (iv) a photocopy of the letter issued by the Financial and Supervisory Commission of the ROC on March 14, 2013 in connection with issuance of the Additional ADSs and (v) a photocopy of the company registration card of the Company issued by Hsinchu Science Park Administration on November 13, 2012, which includes therein a roster of directors of the Company for the three year term commencing on June 18, 2010.

This opinion is based on the foregoing documents as of the date thereof and we have assumed for purposes hereof that such documents have not been amended, modified or revoked and that as of the date hereof, no circumstances exist and no governmental, judicial or other action (apart from changes in ROC laws or regulations of which we are aware) has occurred which would affect the validity, enforceability or accuracy thereof.

Our opinion relates solely to the laws of the ROC. We express no opinion on any matter which may be governed by the laws of any other jurisdiction including, without limitation, the laws of the State of New York.

For purposes of this opinion, we have assumed the genuineness of all documents examined by us, the completeness thereof and conformity to original documents of all photocopies submitted to us.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares underlying the Additional ADSs have been duly authorized and, upon full payment of the purchase price therefor and due issuance thereof in accordance with the procedures set out in the ROC Company Law and related regulations, will be legally issued, fully-paid and non-assessable.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement with the SEC and your reference to our name in the sections “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

RUSSIN & VECCHI

By:	/s/ T. Y. Lee
T. Y. Lee